Fushi Copperweld Announces 2011 Second Quarter Results

BEIJING, August 4, 2011 -- Fushi Copperweld, Inc. (Nasdaq: FSIN), the leading global manufacturer and innovator of copper-clad bimetallic wire used in a variety of telecommunication, utility, transportation and other electrical applications, today announced financial results for the second quarter ended June 30, 2011.

Second Quarter Highlights
•	Metric tons shipped increased 3.2% to 10,292, compared to the second quarter of 2010;
•	Revenues of $79.0 million, up 14.4% from $69.0 million in the second quarter of 2010;
•	Net cash generated from operations of $5.7 million, compared to $3.6 million net cash used in the second quarter of 2010;
•	Cash position at quarter end remains strong at $141.9 million.

Revenues for the second quarter of 2011 increased 14.4% to $79.0 million, up from $69.0 million in the prior year quarter, primarily driven by higher average selling prices, and to a lesser extent, an increase in sales volumes. All growth during the quarter represented organic growth.

Gross profit in the second quarter was $21.0 million compared to $19.6 million a year ago.  Gross margin decreased to 26.6% from 28.4% in the prior year period, due to higher raw material prices and pricing pressure as a result of decreased investment in the 3G network build out in China. Gross margin of the Company’s Dalian cladding facility was 32.4% compared to 34.3% in the prior year period, while gross margin of the Company's Fayetteville, TN facility was 10.2% in the second quarter of 2011, compared to 14.6% in the second quarter of 2010, due to lower sales volumes.

Operating expenses in the second quarter increased slightly to $5.7 million, compared to $5.4 million in the prior year's quarter. On a percentage basis, operating expenses in the second quarter of 2011 decreased to 7.2% of revenues from 7.9% in the second quarter of 2010, as efficiencies in the Company’s operations resulted in improved margins.

The Company’s effective income tax rate for the second quarter of 2011 was 28.4% compared with an effective income tax rate of 14.4% in the year ago period.  The increased tax rate is primarily due to the change of income tax rate from 12.5% in 2010 to 25% in 2011 for the Company's subsidiary, Fushi International (Dalian) Bimetallic Cable Co. Ltd., as a result of the expiration of the tax holiday. The Company continues to expect the effective income tax rate for the 2011 full-year to be approximately 28%.

Net income for the second quarter was $10.6 million, or $0.28 per diluted share, compared to net income of $12.3 million, or $0.32 per diluted share, in the second quarter of 2010.

Fully diluted share count increased 1.0% in the second quarter of 2011 to 38.3 million from 37.9 million a year ago.

During the three months ended June 30, 2011, the Company generated net cash from operations of $5.7 million, compared to $3.6 million net cash used in the comparable period in 2010. In the six months ended June 30, 2011, net cash generated from operations was $20.7 million, compared to $3.1 million for same period in last year.

As of June 30, 2011, the Company’s cash position was $141.9 million, an increase of 15.3% from $123.0 million as of December 31, 2010. Accounts receivable at June 30, 2011 was $75.2 million, compared to $65.8 million at December 31, 2010. Long-term debt totaled $5.4 million as of June 30, 2011, compared to $5.7 million at December 31, 2010.

Joe Longever, co-Chief Executive Officer of Fushi Copperweld, commented, “Our second quarter results reflected gradual improvement in our performance against a challenging economic backdrop. We grew our revenues by more than 14% in the quarter, aided by improved volumes, as the diversity of our products and the markets we serve allowed us to offset a decline in demand from the telecommunications industry in China with increased orders from customers in the utility space.  Somewhat offsetting this was a global economic environment that remains uncertain, which has slowed the pace of the recovery in the marketplace. During the quarter we also continued to invest in our global sales, marketing, and new business development initiatives, and saw solid progress in new markets such as India, Latin America, Southeast Asia and the Middle East that will further expand our market presence and the penetration of bimetallic wire in the future.”

Mr. Longever continued, “Looking ahead to the seasonally stronger second half, typical demand trends, combined with initial traction from our recent sales and marketing investments and global market expansion efforts, should allow us to continue to grow in the current environment.  We remain focused on the global opportunity we see for our products, and will continue to invest in initiatives that support our ongoing efforts to educate the marketplace about the benefits of bimetallic wire and leverage the opportunities this creates.”

Outlook

Based on current business trends, the Company reiterates its previously announced annual guidance of fully diluted earnings per share between $1.15 and $1.25 based on an estimated weighted average diluted share count of 38.4 million shares, and an effective income tax rate of 28.0%.  The Company expects profitability in subsequent quarters to improve over the first half due to higher revenues with the absence of the Chinese New Year, continued higher raw material prices, increased global demand and the increased capability to meet that demand.

Conference Call

The Company will conduct a conference call to discuss the second quarter 2011 results today, Thursday, August 4, 2011, at 8:30 am ET. To participate, the conference call may be directly accessed from the U.S. and Canada at 1-877-240-9772 and accessed internationally at 1-416-340-8530.  A live webcast of the conference call will also be available at www.fushicopperweld.com on the Investor Relations section. A replay of the call will be available at www.fushicopperweld.com.

About Fushi Copperweld

Fushi Copperweld Inc., through its wholly owned subsidiaries, Fushi International (Dalian) Bimetallic Cable Co. Ltd., and Copperweld Bimetallics LLC, is the leading manufacturer and innovator of copper-clad bimetallic engineered conductor products for electrical, telecommunications, transportation, utilities and industrial applications.  With extensive design and production capabilities, and a long-standing dedication to customer service, Fushi Copperweld is the preferred choice for bimetallic products worldwide.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about our proposed discussions related to our business or growth strategy, which is subject to change. Such information is based upon expectations of our management that were reasonable when made but may prove to be incorrect.  All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions with respect to future business decisions, which are subject to change. We do not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see our most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and our subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

For more information, please contact:

Investors
Nathan J. Anderson, VP/Corporate Development — Fushi Copperweld Inc.
Phone +1.931.433.0482 — E-mail: IR@fushicopperweld.com
Web:  www.fushicopperweld.com

FUSHI COPPERWELD, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF June 30, 2011 AND DECEMBER 31, 2010

	June 30,	December 31,
	2011	2010
	Unaudited	Audited
ASSETS
CURRENT ASSETS:
Cash	$141,879,243	$123,000,338
Accounts receivable, net of allowance for doubtful accounts	75,191,031	65,765,722
Inventories	20,644,085	16,143,922
Advances to suppliers	10,369,102	15,022,976
Prepaid expenses and other current assets	806,117	743,206
Total current assets	248,889,578	220,676,164

PLANT AND EQUIPMENT, net	120,422,102	124,177,512

OTHER ASSETS:
Intangible assets	504,487	577,587
Land use rights	13,168,733	13,089,733
Deposits for land use rights	9,825,781	9,623,181
Goodwill	1,764,508	1,669,789
Other non-current assets	573,484	443,397
Total other assets	25,836,993	25,403,687

Total assets	$395,148,673	$370,257,363

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Current portion of long-term bank loan	$650,000	650,000
Accounts payable	4,390,928	3,241,428
Accrued expenses and other current liabilities	13,506,760	15,542,111
Total current liabilities	18,547,688	19,433,539

LONG-TERM LIABILITIES:
Long-term bank loan	5,362,500	5,687,500
Deferred income tax liabilities	673,908	669,540
Other non-current liabilities	16,635	65,057
Total long-term liabilities	6,053,043	6,422,097

Total liabilities	24,600,731	25,855,636

SHAREHOLDERS' EQUITY:
Common stock, $0.006 par value, 100,000,000 shares authorized,
38,203,638 and 38,099,138 shares issued and outstanding as of June 30, 2011
and December 31, 2010, respectively	229,223	228,596
Additional paid-in capital	168,750,670	167,596,792
Retained earnings	157,923,168	140,462,840
Accumulated other comprehensive income	43,644,881	36,113,499
Total shareholders' equity	370,547,942	344,401,727

Total liabilities and shareholders' equity	$395,148,673	$370,257,363

FUSHI COPPERWELD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE THREE AND SIX MONTHS ENDED June 30, 2011 AND 2010
(UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

REVENUES	$78,953,560	$69,005,366	$144,879,426	$128,555,208

COST OF GOODS SOLD	57,916,946	49,415,219	106,694,060	91,143,795

GROSS PROFIT	21,036,614	19,590,147	38,185,366	37,411,413

OPERATING EXPENSES:
Selling expenses	1,242,285	1,365,164	2,391,809	2,617,126
General and administrative expenses	4,459,195	4,084,266	9,974,319	7,806,816
Total operating expenses	5,701,480	5,449,430	12,366,128	10,423,942

INCOME FROM OPERATIONS	15,335,134	14,140,717	25,819,238	26,987,471

OTHER INCOME (EXPENSE):
Interest income	212,071	197,151	440,925	389,941
Interest expense	(125,810)	(68,709)	(223,904)	(577,191)
Gain on cross-currency interest swap derivative	-	-	-	128,861
Loss on extinguishment of HY notes	-	-	-	(2,395,778)
Other income (expense), net	(564,823)	122,628	(919,714)	(18,444)
Total other income (expense), net	(478,562)	251,070	(702,693)	(2,472,611)

INCOME BEFORE INCOME TAXES	14,856,572	14,391,787	25,116,545	24,514,860

Current income tax expense	4,222,529	2,074,644	7,656,217	3,125,178

NET INCOME	10,634,043	12,317,143	17,460,328	21,389,682

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment, net of nil income taxes	4,875,845	1,890,314	7,531,382	1,765,575

COMPREHENSIVE INCOME	$15,509,888	$14,207,457	$24,991,710	$23,155,257

EARNINGS PER SHARE:
Basic	$0.28	$0.33	$0.46	$0.59
Diluted	$0.28	$0.32	$0.45	$0.58

WEIGHTED AVERAGE SHARES:
Basic	38,203,638	37,343,714	38,177,878	36,016,078
Diluted	38,385,710	37,991,800	38,373,471	36,633,668

FUSHI COPPERWELD, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED June 30, 2011 AND 2010
(UNAUDITED)

	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net cash provided by operating activities	20,742,356	3,089,449

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for acquisitions of Jinchuan and Hongtai	-	(6,375,000)
Cash acquired from acquisition of Jinchuan and Hongtai	-	901,442
Proceeds from disposal of property and equipment	-	-
Purchases of property and equipment	(499,458)	(1,710,640)
Net cash used in investing activities	(499,458)	(7,184,198)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payment for acquisition of Jinchuan	(4,819,107)	-
Borrowing(Repayment) on revolver line of credit	20,685	(4,033,783)
Repayment on bank loans	(325,000)	-
Repayment of notes payable		(35,600,000)
Proceeds from issuance of common stock and warrants	628,495	59,800,050
Transaction costs paid in connection with issuance of common stock	-	(3,438,550)
Net cash provided by (used in) financing activities	(4,494,927)	16,727,717

EFFECT OF EXCHANGE RATE ON CASH	3,130,934	556,738

CHANGE IN CASH	18,878,905	13,189,706

CASH, beginning of period	123,000,338	60,597,849

CASH, end of period	$141,879,243	$73,787,555

Supplemental cash flow disclosures:
Interests paid	$223,904	$1,401,542
Income taxes paid	$4,553,891	$3,830,567
Accrual for the acquisition of Jinchuan	$-	$4,819,107
Issuance of common stock in connection with the acquisition of Hongtai	$-	$2,600,000